Exhibit 3.35

LIMITED LIABILITY COMPANY AGREEMENT

OF

GRAHAM PACKAGING COMERC USA LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (the “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”).

BACKGROUND:

Graham Packaging Comerc USA Inc. (the “Corporation”) was incorporated under the laws of the State of Delaware on August 7, 1991. Pursuant to a Unanimous Written Consent in Lieu of Meeting dated November 16, 2006 (the “Resolutions”), the Board of Directors of the Corporation approved the conversion of the structure of the Corporation from a corporation organized under the laws of the State of Delaware to a limited liability company organized under the laws of the State of Delaware (the “Conversion”), with such Conversion to be effectuated in accordance with Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Act. The Resolutions were submitted to the sole shareholder of the Corporation and approved via Action Taken by Written Consent on November 16, 2006. The Certificate of Conversion from a Corporation to a Limited Liability Company for Graham Packaging Comerc USA Inc and the Limited Liability Company Certificate of Formation for the Company were filed with the Secretary of State of the State of Delaware on November 20, 2006 (“Conversion Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement, the undersigned, intending to be legally bound, agrees as follows:

AGREEMENT

1. Name. The name of the Company shall be Graham Packaging Comerc USA LLC, or such other name as the Members may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Members deem necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Members may designate from time to time.

(b) The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The Members may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5. Members. The name and address of each Member of the Company are as set forth on Schedule A attached hereto. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Each Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by one Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

6. Term. The term of the Company shall be deemed to have commenced on August 7, 1991 in accordance with Section 18-214(d) of the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company. Any action to be taken by the Company shall require the affirmative vote of Members holding a majority of the Limited Liability Company Interests of the Company (except as otherwise expressly provided herein). Any action so approved may be taken by any Member on behalf of the Company and any action so taken shall bind the Company.

8. Capital Contributions.

(a) Graham Packaging PET Technologies Inc. (“GPPET”) is the sole shareholder of the Corporation and holds all of the authorized shares of capital stock, which consists of 100 shares of common stock, $1.00 par value per share (the “Stock”). Effective as of the Conversion Date, GPPET’s Stock shall be converted to and reflected as a capital contribution to the Company in the amount of One Hundred and 00/100 U.S. Dollars (US$100.00).

(b) Members shall make capital contributions to the Company in such amounts and at such times as they shall mutually agree pro rata in accordance with profit sharing interests as set forth in Schedule A hereof (“Profit Sharing Interests”), which amounts shall be set forth in the books and records of the Company.

9. Assignments of Member Interest. A member may not sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) any of its limited Liability Company Interest in the Company to any Person without the written consent of the other Members, which consent may be granted or withheld in each of their sole and absolute discretion.

10. Resignation. No Member shall have the right to resign from the Company except with the consent of all of the Members and upon such terms and conditions as may be specifically agreed upon between the resigning Member and the remaining Members. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

11. Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine. Distributions shall be made to (and profits and losses of the Company shall be allocated among) Members pro rata in accordance with each of their Profit Sharing Interests, or in such other manner and in such amounts as all of the Members shall agree from time to time and which shall be reflected in the books and records of the Company.

12. Return of Capital. No Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

13. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act, except the Company shall not be dissolved upon the occurrence of an event that terminates the continued membership of a Member if (i) at the time of the occurrence of such event there are at least two (2) Members of the Company, or (ii) within ninety (90) days after the occurrence of such event, all remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members.

14. Amendments. This Agreement may be amended only upon the written consent of all of the Members.

15. Miscellaneous. The Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

16. Officers. The Company, and each Member on behalf of the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of November 20, 2006.

GRAHAM PACKAGING PET TECHNOLOGIES INC.

By:	/s/ John E. Hamilton
JOHN E. HAMILTON
Chief Financial Officer & Secretary

SCHEDULE A

Name and Address of Members	Profit Sharing Interests
Graham Packaging PET Technologies Inc.	100%
2401 Pleasant Valley Road York, Pennsylvania 17402

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